www.battalionoil.com ⁞ 3505 West Sam Houston Parkway North, Suite 300, Houston, Texas 77043 ⁞ 832.538.0300

May 17, 2022

VIA EDGAR

U.S. Securities and Exchange Commission
Division of Corporation Finance
Office of Energy & Transportation
100 F Street, N.E.
Washington, D.C. 20549
Attn:Cheryl Brown
Karina Dorin

Re:	Battalion Oil Corporation
Registration Statement on Form S-3
File Number 333-263707

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, Battalion Oil Corporation hereby requests that the effectiveness of the above-referenced registration statement on Form S-3 be accelerated so that it will become effective at 4:00 p.m. Eastern time on May 19, 2022, or as soon thereafter as practicable.

Please telephone the undersigned (832-538-0300) or Jeff M. Dobbs of Mayer Brown LLP (713-238-2697) if you have any questions with respect to the foregoing.

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Very truly yours,

BATTALION OIL CORPORATION

By:	/s/ Walter Mayer
	Name:	Walter Mayer
	Title:	Vice President, Legal